Exhibit 10.33

SERVICES AGREEMENT AMENDMENT 4

Whereas ICO Global Communications (Holdings) Limited, a Delaware company (“Company”), and Dennis Schmitt, an individual (“Director”), previously entered into a services agreement with an effective date of January 6, 2003. Such parties agree to extend such agreement for the period commencing January 1, 2006 and ending December 31, 2006.

Company		Director

By:	/s/ Tim Bryan	By:	/s/ Dennis Schmitt
Name:	Tim Bryan	Name:	Dennis Schmitt
Title:	Chief Executive Officer	Title:	Sr. Vice President, Finance
Address:	11700 Plaza America Drive, Suite 1010 Reston, Virginia 20190, USA	Address:	22532 NE 98th Place Redmond, WA 98053

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made and entered into between Dennis Schmitt (“DIRECTOR”) and ICO Global Communications (Holdings) Ltd, a Delaware corporation (“COMPANY”), effective as of January 6, 2003.

In consideration of the covenants and conditions set forth, COMPANY and DIRECTOR agree as follows:

1.                                      ENGAGEMENT OF SERVICES

(a) Pursuant to the provisions of this Agreement, COMPANY hereby retains DIRECTOR to perform services (the “Services”) as described in Exhibit A hereto. DIRECTOR shall perform the Services at such place or places and at such time or times as shall be mutually agreeable to COMPANY and DIRECTOR. DIRECTOR agrees to be available to perform the Services under this Agreement.

2.                                      COMPENSATION

(a)                                  As full and complete compensation for DIRECTOR’S services and for the discharge of all of DIRECTOR’S other obligations hereunder, COMPANY shall pay DIRECTOR an initial lump-sum fee of US$10,000, plus a fee of US$500 per month. Such monthly fee shall be treated as salary for payroll purposes so long as this Agreement remains in effect.

(b)                                 In addition to such compensation, COMPANY will reimburse DIRECTOR for reasonable travel and other out-of-pocket costs reasonably incurred by DIRECTOR in the course of performing the Services; provided, however, that COMPANY shall not be obligated hereunder unless (i) COMPANY has expressly requested DIRECTOR to travel or to incur such costs, and (ii) DIRECTOR provides COMPANY with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement.

3.                                      DIRECTOR WARRANTIES AND COVENANTS

(a) The U.S. Foreign Corrupt Practices Act (“FCPA”) generally prohibits U.S. companies, their officers, directors, employees, stockholders, agents, Directors and certain others from paying bribes (or providing anything of value) to foreign government officials, public international organization officials or foreign political party officials (or candidates for such offices) in order to obtain or retain business or to gain any improper advantage. Accordingly, during the entire term of this Agreement, DIRECTOR agrees not to offer, give or promise to give anything of value to foreign government officials, public international organization officials or foreign political party officials (or candidates for such offices), directly or indirectly, for the purposes of influencing official acts and decisions (including failures to act and to decide) in order to assist COMPANY or any COMPANY affiliate in obtaining or retaining business or gaining any improper advantage. Further, DIRECTOR agrees to comply with all anti-bribery laws of any country with which DIRECTOR does business on behalf of or in any way connected to COMPANY. Finally, COMPANY will have the right to audit DIRECTOR’S expenses and invoices when a reasonable question has been raised as to whether there has been a violation of the FCPA or any other applicable anti-bribery laws.

(b) During the term of this Agreement, DIRECTOR represents and warrants that it will not perform services for others in a manner that creates a conflict of interest with respect to the Services to be performed for COMPANY pursuant to this Agreement. If at any time, any potential conflict of interest arises, DIRECTOR shall immediately notify the COMPANY Contact of the potential conflict in writing.

4.                                      TERM AND TERMINATION

Unless previously terminated as set forth below, this Agreement shall terminate on December 31, 2003, provided, however, that COMPANY and DIRECTOR may, by mutual agreement in writing, extend the term of this Agreement beyond such date.

This Agreement may be terminated:

(a)                                  By either COMPANY or DIRECTOR, upon ten (10) days written notice, provided that this Section 4(a) shall apply only to a complete termination of the Agreement. Any COMPANY requests for termination of only a portion of the Services shall be presented to DIRECTOR and negotiated as amendments to this Agreement pursuant to Section 8 (Complete Understanding, Modification).

(b)                                 By either COMPANY or DIRECTOR, upon a breach of any of the material covenants contained herein by the other party if such breach continues uncured for a period of ten (10) days after written notice of such breach;

(c)                                  By mutual agreement; or,

(d)                                 By COMPANY, immediately, upon any breach of Sections 3(a) or 3(b) of this Agreement.

5.                                      EFFECT OF TERMINATION

Upon the termination for any reason of this Agreement (including expiration), each party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve DIRECTOR of its obligations under 3 (Director Warranties and Covenants), 7 (Governing Law; Severability; Attorneys Fees), this Section 5 (Effect of Termination) and any other provision that may reasonably be interpreted to survive termination, nor shall any such termination relieve DIRECTOR or COMPANY from any liability arising from any breach of this Agreement. DIRECTOR will immediately cease performing the Services on the earlier of (i) the date specified in any notice of termination of this Agreement, and (ii) the date of expiration of this Agreement (the “Termination Date”).

Under no circumstances will COMPANY be required to compensate DIRECTOR with respect to any activities performed by DIRECTOR that violated any applicable laws or that materially breached a material provision of this Agreement, including any breach of Section 3.

6.                                      ASSIGNMENT

The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided that, as COMPANY has specifically contracted for DIRECTOR’S services, DIRECTOR may not assign or delegate his obligations under this Agreement either in whole or in part without the prior written consent of COMPANY.

7.                                      GOVERNING LAW; SEVERABILITY; ATTORNEYS’ FEES

The Parties shall negotiate in good faith to resolve any dispute with respect to the interpretation or validity of, or arising from, this Agreement. If the Parties cannot resolve such dispute within sixty (60) days after commencing such negotiation, either Party may, on written notice to the other, refer such dispute to final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association to take place in Seattle, Washington. A single neutral arbitrator shall decide all claims subject to these arbitration procedures. DIRECTOR consents to the exclusive jurisdiction of the state and federal courts located in Seattle, Washington for purposes of any such equitable proceeding. If the Parties are seeking equitable relief in such manner, the dispute shall not be resolved by the binding arbitration procedure described above.

This Agreement shall be governed by and .construed according to the laws of the State of Washington (without regard to any conflicts of laws principles). If an arbitrator or court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees.

8.                                      COMPLETE UNDERSTANDING; MODIFICATION

This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements between DIRECTOR and COMPANY with respect to the subject matter herein. Any waiver, modification or amendment of any provision of this Agreement, including any additions, modifications or other changes to the Services as described in Exhibit A, Description of Services, shall be effective only if in writing and signed by the parties hereto.

9.                                      NOTICES

Any notices required or permitted hereunder shall be given to the appropriate party at the address or facsimile number specified below or at such other address or facsimile number as the party shall specify in writing. Such notice shall be deemed given when first received by any of the following methods (a) upon personal delivery, (b) overnight delivery service, (c) by deposit in the United States mail, certified and return receipt requested, postage prepaid or (d) by confirmed facsimile transmission with a copy also sent by overnight delivery or by mail as provided above.

EXHIBIT A

Description of Services

1.                                       Upon request by Company, and upon appointment by the applicable shareholders or Board of Directors, to serve as a member of the Board of Directors or as an officer of any direct or indirect subsidiary or affiliate of Company (“Subsidiaries”).

2.                                       After appointment as a Director, to attend (in person, by telephone, or by written consent as applicable) all Board of Director meetings, as may be held by all applicable Subsidiaries.

3.                                       To perform such duties as may be required to fulfill the requirements of any position held as a Director or as an officer in the applicable Subsidiaries.

4.                                       To exercise appropriate fiduciary judgment and to act in the best interests of the relevant Subsidiary in performing the duties required relating to any position held.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

COMPANY		DIRECTOR

By:	/s/ Craig N Jorgens	By:	/s/ Dennis Schmitt
Name:	Craig Jorgens	Name:	Dennis Schmitt
Title:	President	Title:	Controller
Address:	4 Orinda Way, Ste. 240 B Orinda, CA 94563	Address:	22532 NE 98th Place Redmond, WA 98053

Attn:	Legal Department	Telephone:	425-828-8015
Telephone:	925-253-4914	Facsimile:	425-828-8060
Facsimile:	925-253-0918